SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant:                        |X|

Filed by a Party other than the Registrant: |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|X|  Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         FirstPlus Financial Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

|_|  Fee paid previously by written preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

The following materials will accompany the Company's Annual Report on Form 10-KSB to be sent on or about October 25, 2005 to shareholders of record as of October 10, 2005.

FIRSTPLUS Financial
2005 Annual Report

Moving Forward

CONTENTS

                                           LETTER FROM THE CHAIRMAN OF THE BOARD

                                          INTRODUCTION TO THE 2005 ANNUAL REPORT

                                                    ANNUAL REPORT ON FORM 10-KSB

                                                              BOARD OF DIRECTORS

                                                              EXECUTIVE OFFICERS

                                                           CORPORATE INFORMATION

Letter From the Chairman of the Board

The New FirstPlus. Our company is at an important crossroads in its history. In the late 1990s, we became one of the largest mortgage providers in the country. When the securitization market collapsed in 1998, our major operating subsidiary, FIRSTPLUS Financial, Inc. was forced to declare bankruptcy. All of our other operating units were shut down, sold or liquidated. Only the parent company, FIRSTPLUS Financial Group, Inc., remained.

For the next few years the company struggled to stay alive. Decisions made by the Board of Directors focused on two major areas. One was survival and establishing a new business plan and the other was to protect shareholder interest and repay creditors.

The most critical decision came in 2001 when the company established the FIRSTPLUS Financial Group, Inc. Grantor Residual Trust (the "Grantor Trust") as a recipient of distributions on the FPFG Intercompany Claim in the FIRSTPLUS Financial, Inc. bankruptcy, which is based on payments from a previous series of securitized loan pools that had been sold in the marketplace. At that time, the amount and timing of each cash flow from residuals was completely unknown. However, this process was the only way to protect shareholder equity and was the best alternative for large creditors to recover some of their investment. We believed that bankruptcy filing could have wiped out shareholder equity.

Cash flow from the residuals is expected to flow into the Grantor Trust this year, and we expect the Grantor Trust to distribute $3.5 million to shareholders shortly after cash is paid from the residuals to the Grantor Trust. The remainder cash from the residuals will be dedicated to settling creditor claims, rebuilding the company's capital base and other expenses.

Another important milestone in the rebirth of FIRSTPLUS came in 2003 when the company invested most of its then existing resources into Capital Lending Strategies, LLC, a startup company that provides financial and risk services offering insured loan programs to financial institutions. When Capital Lending brought in other major investors, FIRSTPLUS was able to sell its interest for a better than three-fold return in a relatively short period of time. As our capital base continues to improve, we will be able to explore additional opportunities in the financial services industry.

We're headed for the future! Our strategy has allowed FIRSTPLUS to be in a position to re-emerge in the marketplace. We would like to share our thoughts about what resides at the core of the new FIRSTPLUS and what motivates us and drives our ability to succeed.

Commitment to Shareholders. FIRSTPLUS is committed to improving all aspects of growth and development. Part of this commitment includes restoring an open line of communication with shareholders. In 2005, FIRSTPLUS launched a Web site, www.firstplusgroup.com, which addresses many of the myths and misunderstandings that have arisen absent formal communication from the company. We believe that the site provides frank and thorough responses to many questions from shareholders.

Moving Forward. We look at 2005 and the years beyond with confidence and optimism. In 2005, we began curing items and set the stage for a new strategic direction. Simply put, we are confident in our strengths. FIRSTPLUS has the confidence of an established network and is positioned for success in an improving market.

We have every reason to believe 2006 will be a solid year for us to step into the future. We know one of our biggest challenges is rebuilding confidence in the ability of FIRSTPLUS to succeed. We believe our experience and integrity will earn trust and build support for our plans for growth.

Communicating with our shareholders will allow us to share our success and enable shareholders to track our progress. There are a number of current and future issues and obstacles to overcome, but we are confident that we can prevail.

As a final note, I wish to thank our shareholders for their patience and my fellow Directors for their dedication and assistance during some very trying and difficult times. I also wish to thank our CEO, J.D. Draper, for the many important activities and issues he has handled so well, particularly in the past year.


Robert P. Freeman

Introduction to the 2005 Annual Report

Business Overview. FIRSTPLUS Financial Group, Inc. ("FIRSTPLUS") is a corporation that ascended in the financial services sector of the economy principally providing consumer-based financial products. As the parent company of numerous wholly- and partially-owned subsidiaries, it operated its business through those subsidiaries with success until 1998 when macroeconomic factors adversely affected financial markets and largely destroyed the industry's access to the capital markets.

Without access to working capital, the ability of FIRSTPLUS to provide consumer-based products evaporated and, like virtually all its competitors, it saw its business liquidated to satisfy obligations.

Prior to 1998, FIRSTPLUS operated through various subsidiaries, the largest of which was FIRSTPLUS Financial, Inc. ("FPFI"), a company that engaged in the business of originating, purchasing, marketing and servicing home equity loans. Prior to the collapse of the financial markets, its primary loan product was a credit consolidation or home improvement loan, which was generally secured by a second lien on real property (commonly referred to as a "high loan to value" or "HLTV" loan). Over the course of many years, FPFI originated billions of dollars of loans. By 1998, FPFI had attained a market leadership position in the HLTV loan business.

FPFI's business depended on its ability to securitize or sell the HLTV loans in the secondary market in order to generate cash proceeds to repay warehouse lines of credit, fulfill repurchase obligations and for new originations and loan purchases. The value of and market for FPFI's loans were dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations.

Starting in mid-1998, a prolonged, substantial reduction in the size of the secondary market for loans of the type originated or purchased by FPFI adversely affected its ability to securitize or sell loans with a consequent adverse impact on its ability to continue to originate and purchase loans.

The disappearance of the secondary market destroyed the HLTV loan market and FPFI's business, leading to FPFI's filing of a Chapter 11 bankruptcy proceeding in March 1999. Ironically, FIRSTPLUS believed that fundamentals of its business, the origination, purchase and service of HLTV loans, remained sound.

Although FPFI filed for bankruptcy in 1999, FIRSTPLUS did not. It determined that shareholder value was best preserved by not filing its own bankruptcy case but would be enhanced by negotiating for a maximum return out of the FPFI bankruptcy. FIRSTPLUS was successful in this regard and by the confirmation of the FPFI plan of reorganization in April 2000, FIRSTPLUS negotiated for an unsecured claim in the FPFI bankruptcy in the amount of not less than $50 million (the "Group Claim").

FIRSTPLUS also negotiated for other consideration under the FPFI plan of reorganization, including having FPFI satisfy many obligations that might have been owed by FIRSTPLUS. Distributions on the Group Claim have recently commenced and the possibility of a distribution to shareholders from this revenue source now exists.

However, a distribution from the Group Claim to shareholders is subject to several conditions. First, prior to a shareholder distribution, adequate reserves or attention to creditor claims must be given. In the case of FIRSTPLUS, adequate arrangements for creditors must be made prior to any distribution to shareholders. Second, the ability of FIRSTPLUS to have avoided bankruptcy (although FPFI, its principal subsidiary, filed for bankruptcy) involved negotiating with various creditors of FIRSTPLUS for settlements of their claims.

In 1999 and 2000, FIRSTPLUS was under incessant pressure from its creditors for payment of their claims. To settle with its creditors, many of whom held substantial claims exceeding millions of dollars, FIRSTPLUS was forced to convey undivided interests in the Group Claim, its only significant asset at the time.

Today, while proceedings for the distributions to shareholders of the Group Claim have begun, subject to litigation, any share for the FIRSTPLUS shareholders will be a portion of the original claim amount. In addition, there can be no assurance of the ultimate value to FIRSTPLUS of the Group Claim or timing of payments of the Group Claim, and FIRSTPLUS has no control over the amounts, or timing of payments, of the Group Claim.

To protect the company and the shareholders, it is incumbent on the FIRSTPLUS Board of Directors to ensure that all of FIRSTPLUS' creditors are provided for prior to making distributions to the shareholders.

Since 2000, due largely to its lack of revenue sources, FIRSTPLUS has been a dormant company. For the most part, by 2000 it had settled with most of its creditors who, along with FIRSTPLUS, awaited distributions from the Group Claim. A class action shareholder derivative lawsuit, originally commenced in 1998, was settled in 2003.

Attempts had been made by the FIRSTPLUS Board of Directors to pursue various transactions to maximize shareholder value, but those attempts were abandoned when the transactions did not meet the expectations of FIRSTPLUS after further examination and FIRSTPLUS learned of opposition to those transactions by shareholders.

The minimal activity of FIRSTPLUS, driven by the dearth of working capital, also militated against incurring the expense of calling a shareholders meeting. With the recent possibility of distributions on account of the Group Claim, the holding of a shareholders meeting is now possible. Obtaining and publishing an audited financial statement and publishing this annual report are also now possible.

During the past 18 to 24 months, as it became more likely that distributions on the Group Claim were going to occur, management placed greater focus on strategic planning. The company has been able to consider, for the first time in years, the impact of the cash flow generated by the Group Claim and the evolving demands of the financial services industry. Positioned as it is today, FIRSTPLUS is poised to re-enter the marketplace with vigor and a dynamic optimism needed for success.

FIRSTPLUS is once again on the move. FIRSTPLUS has managed to survive the bankruptcy of its main subsidiary and the onslaught of creditors. The past few years have been difficult, but FIRSTPLUS persevered. This achievement is primarily due to the efforts of a committed and untiring Board of Directors.

Today, FIRSTPLUS is taking the steps necessary to begin rebuilding. FIRSTPLUS has preserved its company and has begun to satisfy its liabilities. And for the first time in many years, FIRSTPLUS will convene a Special Meeting of Shareholders and election of Directors.

FIRSTPLUS has within its reach opportunities that were unattainable several years ago. FIRSTPLUS has maintained and, in some cases, enhanced its network relationships and has received positive feedback from many of these relationships. FIRSTPLUS has the opportunity to re-enter the marketplace within the financial services industry. With the trust and confidence of friends and the experience of its management team, we believe that FIRSTPLUS can attain new heights.

Although FIRSTPLUS is not pursuing any specific opportunities at this time, it is reviewing the marketplace and its strategic plan. The areas for opportunity may include buying an existing company, merging with a growing concern or entering into a joint venture.

In 2003, FIRSTPLUS made a small investment in a startup company and received a substantial return on that investment. In recent years, the financial services industry has seen substantial growth and FIRSTPLUS is confident that this trend will continue. FIRSTPLUS offers strong leadership with the vision and passion needed to catapult the company into any sector of the industry.

Board of Directors

Robert P. Freeman
Chairman of the Board. Robert P. Freeman has served as a Director since 1998. Mr. Freeman has served as President and founder of Hennessy Freeman Associates since 1985. His major area of expertise is developing and implementing customized, interactive Process Management Programs, which he describes as the best real-world methodology to optimize decision-making and quality improvement.

Previously, Mr. Freeman was Senior Vice President and a member of the Management Committee at Beneficial Corporation, a $15 billion diversified financial services firm.

Mr. Freeman holds a Bachelor of Science degree in Marketing and a Master of Business Administration from Rutgers University. He also completed the Advanced Management Program at Harvard. Mr. Freeman is also an Adjunct Associate Professor of Management at Fairleigh Dickinson Graduate School of Business.

David B. Ward
Director. David B. Ward has served as a Director since 1999. Mr. Ward has been a partner of Ward & Gross, a law firm in Flanders, New Jersey, since 1989. The firm's practice currently emphasizes residential property purchase and sale closings, and government relations consulting and representation, primarily in the credit area. The firm handles refinance and purchase money mortgage closings in New Jersey for corporate and individual clients. The firm expects to be involved in more than 200 such transactions in 2005.

Previously, Mr. Ward was Senior Executive and Attorney for Beneficial Corporation for 14 years. He served as a member of the Executive Committee, as Senior Vice President of Government Relations for 12 years, and as Chairman and CEO of Real Estate Operations for several years in the 1980s. Prior to taking over the Government Relations function, Mr. Ward was counsel to Beneficial's insurance companies and a member of the corporate legal department.

Prior to joining Beneficial, Mr. Ward practiced law in Pittsburgh, Pennsylvania, from 1965 to 1976.

Mr. Ward has been Counsel to the New Jersey Financial Services Association ("NJFSA") since 1989, and was Executive Director from 1994 to 2004. The NJFSA represents national and local companies engaged in mortgage banking, secondary mortgage lending, consumer lending, credit insurance and sales finance activities in New Jersey.

Mr. Ward holds a Juris Doctorate from the Dickinson School of Law and a Bachelor of Arts degree from Harvard College. He also completed the Harvard School of Business Administration's Advanced Management Program.

Mr. Ward's current and former professional experience and affiliations include:

   o Member of New Jersey Department of Banking Advisory Board, 1990 - 1996
   o Member of Federal Reserve Board Consumer Advisory Council, 1989 - 1991
   o Member of American Financial Services Association Law Committee
   o Member of the New Jersey and American Bar Associations
   o Military Service: Lt. j.g. U.S. Coast Guard, active duty 1966 - 1969

John R. Fitzgerald
Director. John R. Fitzgerald has served as a Director since 1995. Mr. Fitzgerald has been Executive Vice President of Dexter & Company since 1989. Previously, Mr. Fitzgerald served as Account Executive for Corrigan-Jordan Insurance Agency from 1981 to 1989. From 1970 to 1981, Mr. Fitzgerald played with the National Football League's Dallas Cowboys, including two Super Bowl championship teams. He was elected as player representative during contract negotiations and served on the players association Executive Committee in 1975. Mr. Fitzgerald earned a Bachelor of Science in Business Administration from Boston College in 1970.

Mr. Fitzgerald has served as speaker and consultant for Xerox Corporation, Lion Funding Corporation, Equities International, Grand Bank-Dallas and The Associates Corporation of North America.

Mr. Fitzgerald's current and former professional experience and affiliations include the following:

   o NFL Alumni Association
     - President, Dallas Chapter, 1993
     - Member, Board of Directors, 1985 - 1992
   o Board of Governors, Canyon Creek Country Club, 1990 - 1994
   o Participant, Muscular Dystrophy Association's Jerry Lewis Telethon
   o Chairman, Celebrity Selection Committee, PGAS and MDA Golf Tournaments
   o Board Member, Big Brothers and Big Sisters of Arlington
   o Consultant, Tournament Committee for Celebrities, Colonial National Invitation PGA Golf Tournament's Pro-Am Tournament

Daniel T. Phillips
Director. Daniel T. Phillips has served as a Director since 1994. Mr. Phillips is co-founder of FIRSTPLUS Financial Group, Inc. From 1996 to 2003, Mr. Phillips served as Chairman and CEO of FIRSTPLUS, overseeing the operations of its subsidiaries, which combined had 6,000 employees producing, securitizing and servicing up to $7.7 billion of loans. Currently, Mr. Phillips serves as Manager of Capital Lending Strategies, LLC, a position he has held since 2003. Mr. Phillips has also served as Chairman of the Board of Renaissance Acceptance Group, Inc. since 2001. From 1993 to 1996, Mr. Phillips served as President and CEO of RAC Financial Group, Inc., the parent of FIRSTPLUS Financial Inc., FIRSTPLUS Financial West, Inc., First Security Mortgage Corporation and State Financial Acceptance Corporation.

He is also former President and CEO of LinCo Financial Corporation and served in the United States Marine

Corps from 1967 to 1970.

Mr. Phillips is responsible for the development of sophisticated risk scorecards for the high loan to value second mortgage business and in his career he has successfully securitized $9 billion of business rated by S&P, Moody's and Fitch.

Executive Officers

Jack (J.D.) Draper
President and Chief Executive Officer. J.D. Draper is co-founder of SFA: State Financial Acceptance Corporation, which developed into FIRSTPLUS Financial, Inc. Mr. Draper has 25 years of progressive management experience in the mortgage, second mortgage and property improvement industries. Mr. Draper is recognized as a compliance specialist in state and federal lending laws. Mr. Draper is skilled in quality control plan development, fiscal planning and budget administration and has particular expertise in strategic planning, operations management and project management.

Before being appointed President and CEO of FIRSTPLUS in 2003, Mr. Draper held the following executive leadership positions with companies in the financial services industry:

   o President and CEO, LDI Financial Inc., 2002 - 2003
   o Senior Vice President, 19th Investment Corporation, 2000 - 2002
   o Chief Operating Officer, Heritage Organization/Capital Lending Strategies, LLC, 1999 - 2000
   o Senior Vice President, PSB Lending Corporation, 1999
   o President and CEO, LDI Financial Inc., 1996 - 1999
   o Senior Vice President, FIRSTPLUS Financial Inc., 1989-1996
   o Liquidation Specialist, Federal Deposit Insurance Corporation (FDIC),
     1990 - 1992
   o Co-founder - President SFA: State Financial Acceptance Corporation,
     1989 - 1993

As co-founder of SFA and, later, CEO of FIRSTPLUS Financial Group, Inc., Mr. Draper has had a history of success with FIRSTPLUS. He was directly involved in developing all facets of the company, including purchasing and selling more than $950 million in loans, developing the company from two employees to more than 6,000 employees and aiding with the company's successful initial public offering.

Corporate Information

Company Profile. During the past eight years, the company's mission has been to preserve the value of FIRSTPLUS. The first step toward this re-emergence from what was a temporary market downturn was making the strategic decision to avoid bankruptcy.

Due to the foresight of the executive team at that time, FIRSTPLUS now has the opportunity to manage its obligations and reconnect with its shareholders who have believed in management's efforts to save the company.

The commitment, dedication and experience of the executive team of FIRSTPLUS have delivered results. In recent years, the company's focus has expanded from a strategy for survival to a strategy for success. The financial services industry has experienced a recovery. FIRSTPLUS is energetic and ready to once again become a player in the financial services industry.

Corporate Governance.
An ethical decision-making process is essential for governing FIRSTPLUS. This valuable characteristic has been the cornerstone held dearly by the Board of Directors and has served as a guiding light in the re-emergence of FIRSTPLUS. The Board believes in and adheres to corporate governance guidelines in carrying out its duties.

Role of the Board of Directors. The Board of Directors is the ultimate decision-making body of the company, subject to those matters reserved for the shareholders. The Board selects the President, CEO and the other Executive Officers who are responsible and accountable for the company's daily business operations.

Shareholder Communication Policy. Any shareholder or interested party who wishes to communicate with the Board of Directors or any specific Directors, including non-management directors, may write to:


Board of Directors
c/o Corporate Secretary
FIRSTPLUS Financial Group, Inc.
5100 N. O'Connor Boulevard, 6th Floor
Irving, TX  75039

   OR

   jd@firstplusgroup.com

Depending on the subject matter, management will:

   o forward the communication to the Director or Directors to whom it is addressed;
   o attempt to handle the inquiry directly (for example, where it is a request for information about the company or the company's operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors or an individual Director); or
   o not forward the communication if it is primarily commercial in nature or if it relates to a patently offensive, improper or irrelevant topic.

Monitoring Operations. Oversight by the Board is an integral part of rebuilding FIRSTPLUS. Although the CEO is accountable to the Board for the operation of the company, the Board is actively involved. The Board reviews regular progress reports to keep fully-informed of significant activities and matters. The CEO has regular contact and interaction with the Board and with individual Board members.

Strategy Development. Strategic issues and objectives are discussed at Board meetings. The frequency of strategy meetings varies with changes in the business environment and progress of stated objectives.

Chairman of the Board. The Board selects a Chairman from among its members. The Chairman and CEO may or may not be the same person, depending on several factors as determined by the Board, including the succession planning process.

Agendas for Board Meetings. The CEO prepares the agenda for each Board meeting and submits the agenda to the Chairman for approval. Board members may suggest items for the agenda and are free to raise any subject at any Board meeting that is not on the agenda for that meeting.

Discharge of Duties. All Directors must be willing and able to devote the time necessary to discharge his or her duties as a Director. A Director also must demonstrate a willingness to evaluate the interests of the company as a whole when discharging his or her duties.

Board Committees. The Board has the authority to create or terminate committees to assist it with its duties. Currently, there are no standing committees. However, the full Board of Directors reviews, discusses and acts on matters that would otherwise be the subject of typical committee meetings. As FIRSTPLUS continues to evolve, the Board will establish any committees it deems necessary, which may include the following:

   o Audit Committee
   o Compensation Committee
   o Nominating Committee
   o Corporate Governance Committee

The Board will adopt charters for each committee that is created and each committee will have the authority to hire, at company expense, independent legal, financial or other consultants it may deem necessary, without consulting or obtaining the approval of any company Officer in advance.

Code of Ethics. FIRSTPLUS has adopted a code of ethics that applies to all Directors and Officers. The primary goal of a code of ethics is to establish precepts which govern business decisions and to preserve the integrity by which businesses are created. As FIRSTPLUS continues to evolve and re-emerge in the financial services industry, the Officers and Directors strive to attain the highest possible standards in all aspects of business activity. Adherence to a code of ethics and guidelines for practice is a matter of personal responsibility.


                                                               Corporate Address
                                                 FIRSTPLUS Financial Group, Inc.
                       5100 N. O'Connor Boulevard o 6th Floor o Irving, TX 75039


                                                               Corporate Counsel
                                 Jenkens & Gilchrist, a Professional Corporation
                                1445 Ross Avenue o Suite 3700 o Dallas, TX 75202


                                                                  Transfer Agent
                                                    Mellon Investor Services LLC
                                480 Washington Boulevard o Jersey City, NJ 07310


                                                             Independent Auditor
                                                 Lightfoot Guest Moore & Co., PC
                                 1501 LBJ Freeway o Suite 500 o Dallas, TX 75234